EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1998 Stock Plan and 2000 Employee Stock Purchase Plan of Sirenza Microdevices, Inc., of our reports dated March 13, 2006, with respect to the consolidated financial statements and schedule of Sirenza Microdevices, Inc., Sirenza Microdevices, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sirenza Microdevices, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

April 24, 2006